Exhibit 99.1

Corporate Communications
mediarelations@aa.com

FOR RELEASE: Tuesday, Jan. 18, 2022
AMERICAN AIRLINES NAMES GREGORY D. SMITH
TO ITS BOARD OF DIRECTORS

FORT WORTH, Texas –– American Airlines Group Inc. (NASDAQ: AAL) today announced the election of Gregory D. Smith, 55, to its board of directors. Smith will serve on the board’s Audit Committee and Corporate Governance, Public Responsibility and Safety Committee.

“We are very pleased Greg has agreed to join the American Airlines board,” said American’s Chairman and CEO Doug Parker. “Greg is a highly accomplished leader who has held key finance, operations and strategy roles over the course of three decades at Boeing. His experience and strong knowledge of the aviation and aerospace industry will be tremendous assets to American.”

Smith retired from The Boeing Company in July 2021 after a more than 30-year career. He most recently served as Executive Vice President and Chief Financial Officer, with responsibility for the company’s Enterprise Operations, Finance, Strategy and Shared Services organizations. He managed Boeing’s overall financial activities and drove operational excellence by overseeing the company’s manufacturing, operations, supply chain, quality and program management teams. He also led the company’s global financing arm, Boeing Capital, its corporate audit function, and its environmental, social and governance work.

During his time at Boeing, Smith held a number of other key leadership roles including Vice President of Finance, Corporate Controller and Chief Accounting Officer, and Vice President of Financial Planning and Analysis. In between his two stints at Boeing, he spent four years at Raytheon Company as Vice President of Investor Relations.

Smith currently serves on the board of directors of Intel Corporation, as well as Lurie Children’s Hospital and Northwestern Memorial Healthcare in Chicago.

About American Airlines Group
American’s purpose is to care for people on life’s journey. Shares of American Airlines Group Inc. trade on Nasdaq under the ticker symbol AAL and the company’s stock is included in the S&P 500. Learn more about what’s happening at American by visiting news.aa.com and connect with American on Twitter @AmericanAir and at Facebook.com/AmericanAirlines.
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